Exhibit 99.1

                    Pier 1 Imports, Inc. Reports March Sales


    FORT WORTH, Texas--(BUSINESS WIRE)--April 6, 2006--Pier 1 Imports, Inc. (NYSE:PIR) reported that sales for the five-week period ended April 1, 2006 aggregated $143,658,000 an increase of 1.3% from $141,805,000 last year, and comparable store sales declined 2.0%.
    Marvin J. Girouard, Pier 1's Chairman and Chief Executive Officer, commented, "March began with comp store sales down 10% after the first week. Customer traffic improved throughout March, but not enough to offset the early declines. Average ticket transactions for the month significantly increased over the year-ago period, although conversion rates were lower. The new modern furniture collections did well during the month and our updated color palettes re-energized the home textiles' business. Most notable in March were better merchandise margins with a higher percent of regular-priced sales.
    "In mid-March, the Pier 1 spring catalog was distributed to approximately 10 million customers and new television ads began airing later in the month. The new television commercials airing in April will support the Dining Tabletop event. We plan to mail another 5 million catalogs to customers for our late spring distribution within the next two weeks. Looking ahead, in late May, Pier 1's new summer catalog will be distributed to approximately 12 million customers and our national magazine advertising hits newsstands in June."

    Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed report on Form 10-Q. Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

    Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters that may affect sales, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the strength of new home construction and sales of existing homes, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.
    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States.


    CONTACT: Pier 1 Imports, Inc., Fort Worth
             Cary Turner, 817-252-8400